July 23, 1999



Board of Directors of
Tera Computer Company

Dear Sirs:

     I have supervised the corporate proceedings relative to the issuance of:

1. 6,417,820 shares of common stock, $.01 par value (the "Common Stock"), of Tera Computer Company, a Washington corporation (the "Company"), and warrants to purchase 6,417,820 shares of Common Stock, and of the authorization of shares of Common Stock issuable upon exercise of such warrants, pursuant to the Purchase Agreement, dated as of June 18, 1999, by and among the Company and the investors listed on the Purchase Agreement (the "June Placement");

2. a note which may, along with accrued interest, be converted into 115,308 shares of Common Stock and a warrant to purchase 14,829 shares of Common Stock, and of the authorization of shares of Common Stock issuable upon exercise of such note and warrant, to Compunetics, Inc. as payment for parts and services;

3. 42,373 shares of Common Stock issued to Banca del Gottardo and warrants to purchase 212,000 shares of Common Stock, and of the authorization of shares of Common Stock issuable upon exercise of such warrants, to Banca del Gottardo, Paul Asnes and Jack Erlanger as placement fees and in connection with the June Placement (the "Placement Fee"); and

4. Warrants to purchase 1,772,015 shares of Common Stock, and of the authorization of shares of Common Stock issuable upon exercise of such warrants, to Advantage Fund II Limited, Banca del Gottardo, Genesee Fund Ltd.-Portfolio B, and Koch Industries, Inc. for the elimination of such shareholders' rights to receive additional shares of Common Stock pursuant to certain "reset" rights granted by the Company.

     The shares of Common Stock issued to the investors in the June Placement pursuant to the above-referenced Purchase Agreement and in connection with the June Placement and the shares of Common Stock issued to Banca del Gottardo as part of the Placement Fee, as the case may be, are referred to herein as the "Shares." The warrant issued to the investors pursuant to above-referenced Purchase Agreement and in connection with the June Placement, warrants issued to Banca del Gottardo, Paul Asnes and Jack Erlanger as part of the Placement Fee for the June Placement and warrants issued to Compunetics, Inc. as payment for parts and services are collectively referred to herein as the "Warrants." The convertible note issued to Compunetics, Inc. as payment for parts and services is referred to herein as the "Note."

     I also am familiar with the corporate proceedings relative to the incorporation of the Company and to its present corporate status. Based upon the foregoing and having regard for such legal considerations, as I have deemed relevant, I am of the opinion that:

     1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Washington, with full corporate power to issue the Shares, the Warrants and the Note, and to issue the Common Stock reserved for issuance upon exercise of the Warrants and conversion of the Note.

     2. The Shares have been duly authorized by appropriate corporate action and are validly issued, fully paid, and nonassessable.

     3. The shares of Common Stock issuable upon exercise of the Warrants have been duly authorized and reserved for such purpose by appropriate corporate action. The shares of Common Stock issuable upon exercise of the Warrants will be validly issued, fully paid, and nonassessable upon such exercise.

     4. The shares of Common Stock issuable upon conversion of the Note have been duly authorized and reserved for such purpose by appropriate corporate action. The shares of Common Stock issuable upon conversion of the Note will be validly issued, fully paid, and nonassessable upon such exercise.

                                       Very truly yours,

                                       KENNETH W. JOHNSON

                                       Kenneth W. Johnson, Esq.
                                       Vice President - Finance
                                       And General Counsel